Exhibit 10.8
March 25, 2011
Brian Corey
1729 Oakland Road
Minnetonka, Minnesota 55305
Dear Brian:
We are pleased that you have agreed to accept the position of Senior Vice President, General Counsel & Secretary of Green Tree Credit Solutions LLC (collectively with its subsidiaries and affiliates, “GTCS” or the “Company”), subject to the Closing of an acquisition of GTCS Holdings LLC by Walter Investment Management Corp. (collectively with its subsidiaries and affiliates “WIMC”) on the Closing Date (“Closing” and “Closing Date” being as defined in that certain Membership Interest Purchase Agreement, dated as of March 25, 2011, by and among GTCS Holdings LLC, GTH LLC and WIMC). This letter (the “Agreement”) is intended to set forth the terms and conditions of your employment with the Company. Your employment shall begin on the Closing Date (the “Effective Date”). The term of this Agreement (the “Term”) shall continue until the close of business on the first anniversary after the Effective Date. Thereafter, the Term shall automatically extend annually for one year terms unless and until terminated as provided herein. All capitalized terms that are not defined herein are defined in Appendix 1 hereto.
1.	As SVP, General Counsel & Secretary of the Company, you shall report to and serve at the direction of the President and CEO of the Company and you will be responsible for managing the Company’s legal and compliance matters, advising management on legal and governance issues, servicing as Secretary of the Company, providing legal services to the Company’s nationwide loan servicing, lending and insurance agency operations, and supervising the staff of the Company’s Legal & Compliance Department.

2.	Your compensation package will be as follows:
(a)	Base Salary

Your Base Salary will be $260,000 per year which shall be subject to annual review and increase (but not decrease) by the Board of Directors of WIMC (the “Board of Directors” or the “Board”) and paid in accordance with the payroll practices of the Company, as they may change from time to time.

(b)	Bonus

Your annual target bonus will be, at a minimum, 100% of your Base Salary, or $260,000 at your current Base Salary, with the potential to increase your bonus to a
www.walterinvestment.com

maximum of 175% of your target bonus or $455,000 at your current Base Salary; provided, however, that the actual amount of your bonus will be dependent upon the achievement of the Company’s annual financial and other goals consistent with those established for other members of executive management, as well as the accomplishment of individual objectives, established annually by the Board of Directors (the actual bonus awarded to you in any given year, which may be greater or less than your target bonus is referred to herein as your “Annual Bonus” for that year). Except as provided in sections 6(a), (b), and (d), below to receive a bonus you must be employed through the end of the year for which the bonus is payable (the “Bonus Year”). The bonus for a Bonus Year will be payable to you during the next following year (the “Bonus Payment Year”) immediately upon the closing of the Company’s books for the Bonus Year, but not later than March 14 of the Bonus Payment Year (the date of payment being the “Bonus Payment Date”). With respect to any Annual Bonus to be paid hereunder in 2012, such bonus shall be paid in accordance with the Company’s Annual 162(m) Bonus Plan and to the extent possible, shall be structured to comply with Section 162(m) of the Code as performance based compensation thereunder; provided however, to the extent not deductible by the Company, such payment shall be deferred until it can be paid by the Company on a tax deductible basis
(c)	Benefits
(i)	You will be entitled to receive from the Company prompt reimbursement for all reasonable out-of-pocket business expenses incurred by you in the performance of your duties hereunder, in accordance with the most favorable policies, practices and procedures of the Company relating to reimbursement of business expenses incurred by Company directors, officers or employees in effect at any time during the 12 month period preceding the date you incur the expenses; provided, however, that any such expense reimbursement will be made no later than the last day of the calendar year following the calendar year in which you incur the expense, will not affect the expenses eligible for reimbursement in any other calendar year, and cannot be liquidated or exchanged for any other benefit.

(ii)	Participation in the Company’s group life and health insurance benefit programs generally applicable to executives and in accordance with their terms, as they may change from time to time.

(iii)	Participation in the Company’s retirement plan, generally applicable to salaried employees as it may change from time to time and in accordance with its terms. Your eligibility to participate will be consistent with the requirements of ERISA.

-Page 2-

(iv)	Participation in the long-term incentive plan(s) of WIMC in effect from time to time, will commence with the 2012 Company award cycle, and will be in an amount generally consistent with other senior executives of WIMC taken as a whole, as determined by WIMC’s Compensation and Human Resources Committee (the “Compensation Committee”). The components of any award and the methodology for determining the economic value shall be as provided in the plan(s) or otherwise as determined by the Compensation Committee in its discretion.

(v)	For 2011, 20 days of annual vacation, less any days used prior to the Effective Date, plus any remaining carry over vacation from 2010 pursuant to the Company’s 2010 vacation policy. For 2012 and beyond, 20 days of annual vacation with carryover to be treated as per the Company’s vacation policy, as it may change from time to time.

(vi)	Your Benefits under this Agreement, including grants to you under the Company’s long-term incentive plan(s), will be subject to periodic review and increase by the Board of Directors.
(d)	Recapitalization

Any equity award agreement will provide that in the event of any change in the capitalization of WIMC such as a stock split or a corporate transaction such as a merger, consolidation, separation or otherwise, the number and class of any equity you may have received, shall be equitably adjusted by the Compensation Committee, in its sole discretion, to prevent dilution or enlargement of rights.
3.	It is agreed and understood that your employment with the Company is to be at will, and either you or the Company may terminate the employment relationship at any time for any reason, with or without cause, and with or without notice to the other; nothing herein or elsewhere constitutes or shall be construed as a commitment to employ you for any period of time.

4.	You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company or WIMC, which result from or are suggested by any work you may do for the Company or WIMC, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company or WIMC as the case may be. You hereby assign to the Company your entire right and interest in any such Developments, and will hereafter execute any documents in connection therewith that the Company or WIMC may reasonably request.

-Page 3-

5.	As an inducement to the Company to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services, and there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

6.	In the event of a termination or cessation of your employment with the Company for any reason, the sole rights and obligations of the Company in connection with your termination shall be those provided under the relevant provision below.
(a)	In the event of your death during the Term, the Company will pay to you, your beneficiaries or your estate, as the case may be, as soon as practicable after your death, (i) the unpaid Base Salary through the date of your death, plus payment of any bonus amount payable to you (as determined by the Board of Directors) in respect of any bonus period ended prior to your termination of employment, and payment for unreimbursed business expenses properly incurred and submitted in accordance with Company policy (collectively, the “Compensation Payments”), (ii) for any accrued but unused vacation days, to the extent and in the amounts, if any, provided under the Company’s usual policies and arrangements (the “Vacation Payment”), (iii) $54,555.78 as payment in full of all amounts owed to you by the Company pursuant to the “legacy disability plan” (the “Legacy Payment”) and (iv) an amount equal to the Annual Bonus paid or payable in respect of the fiscal year occurring immediately prior to the fiscal year in which your termination occurs, multiplied by (x) the number of days that you were employed by the Company prior to your termination during such fiscal year, divided by (y) 365 (the “Prorated Bonus”).

(b)	In the event you suffer a Disability the Company may terminate your employment on written notice thereof, and the Company will pay you (i) amounts payable pursuant to the terms of any applicable disability insurance policy or similar arrangement (if any) that the Company maintains, (ii) the Compensation Payments, (iii) the Vacation Payment, (iv) the Legacy Payment, and (v) the Prorated Bonus.

(c)	In the event your employment is terminated by the Company for Cause or by you other than as a result of Constructive Termination, Disability, or death, the Company will pay to you (i) unpaid Base Salary through the date of your termination, plus (ii) the Legacy Payment and (iii) the Vacation Payment, and you will be entitled to no other compensation, except as otherwise due to you under applicable law or the terms of any applicable plan or program. You will not be entitled, among other things, to the payment of any unpaid bonus payments in respect of any period prior to your termination of employment.

(d)	(i) In the event you are subjected to Involuntary Termination other than for Cause, Disability or death, or you terminate your employment as a result of Constructive

-Page 4-

Termination, the Company will (w) pay to you the Compensation Payments, the Vacation Payment, the Legacy Payment and the Prorated Bonus, (x) continue to pay your Base Salary then in effect and Annual Bonus (which, for such purpose, shall equal the Annual Bonus paid or payable in respect of the fiscal year occurring immediately prior to the fiscal year in which your termination occurs), for a period of 12 months after your termination (the “Severance Period”), paid in the same periodic installments as such Base Salary, (y) pay to you, at the same times as the amounts described in clause (x) above, an amount equal to the monthly excess of the cost of COBRA continuation coverage and the amount active employees pay for similar coverage under the Company’s benefit plans, until the earlier of the end of the Severance Period or until you are eligible to receive comparable benefits from subsequent employment, and (z) provide you with third party outplacement services in an amount not to exceed $20,000 during the Severance Period. For purposes of clarification, the Severance Period shall be 12 months regardless of how much time remains in the then current Term of this Agreement. In other words, there shall be no adjustment, up or down, to the amount of severance regardless of the amount of time remaining in the then current Term at the time of termination.

(ii) You will remain entitled to the severance set forth in subsection (i) above notwithstanding the Company’s failure to extend any Term beyond its expiration date.

(iii) Regarding your Annual Bonus, by way of example should you be terminated on June 30 of 2012, you will be paid the Prorated Bonus for the year in which you were terminated (which is equal to the Annual Bonus paid in respect of 2011 prorated for the period from the January 1, 2012 through June 30, 2012), plus an amount equal to 1 times the Annual Bonus paid in respect of 2011, to be paid in equal installments over the 12 month severance period).

(iv) Payment of the foregoing severance is subject to your execution, delivery and non-revocation of the release attached hereto as Appendix 2 within thirty (30) days following the termination of your employment, your compliance with the provisions of Section 7 of this Agreement which shall survive termination of this Agreement, and your resignation, effective as of the date of your termination of employment, as an officer and/or director of the Company or any of its subsidiaries or affiliates.

(v) Your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Payment will be provided only if the filing of the claim for payment and completion of the reimbursement payment can reasonably be completed by the end of the calendar year following the year in which the expense is incurred.

(vi) In order to be entitled to the foregoing in the event of Constructive Termination you must provide written notice, including details describing the basis of your claim, to the Company within 60 days of the occurrence of the event(s) giving rise to a claim of

-Page 5-

Constructive Termination and the Company will have 30 days to remedy any non-compliance. In the event the Company fails or is unable to remedy any non-compliance, the effective date of your termination of employment shall be 90 days from the date the Company received notice, unless otherwise agreed by you and the Company. Should you fail to provide the foregoing notice, you will thereafter be barred from receiving benefits based upon the events giving rise to the claim.

(e)	Treatment of Grants of Equity — Any grants of equity that you may receive subsequent to the date of this Agreement, and the disposition of such awards in the event of the occurrence of any of the circumstances set forth in subsections (a) — (d) above, shall be subject to the terms and conditions of the plan(s) or program(s) under which the awards are granted; provided, however, that to the extent not inconsistent with such plan(s) or program(s), any such awards will provide that, in the event of termination pursuant to (i) subsections (a) or (b) above, or as a result of Constructive Termination, all outstanding equity awards will immediately vest, or (ii) subsection (c) or (d) above, other than as a result of Constructive Termination, all unvested awards will be forfeited.

(f)	To be entitled to severance benefits under this Section 6 you must terminate employment from the Company. For this purpose, your termination of employment must be considered a “separation from service” within the meaning of Code §409A(a)(2)(A)(i) and any guidance or regulations issued thereunder.
7.	Non-Compete. It is understood and agreed that you will have substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers, and employees of the Company or WIMC that result in the creation of customer goodwill. Therefore, following the termination of employment under this Agreement for any reason and continuing for a period of 12 months from the date of such termination (the “Restricted Period”), unless the Board of Directors approves an exception, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:
(a)	Call upon, solicit, write, direct, divert, influence, accept business (either directly or indirectly) with respect to any account or customer or prospective customer of the Company or any corporation controlling, controlled by, under common control with, or otherwise related to the Company or its affiliates in each case, for any purpose that is inconsistent with this non-compete provision;

(b)	Accept employment from or become an independent contractor for any Competitor of the Company or WIMC; or

-Page 6-

(c)	Hire away any independent contractors or personnel of the Company or WIMC and/or entice any such persons to leave the employ of the Company or WIMC without the prior written consent of the Company or WIMC as the case may be; provided, however, that the restriction contained in this clause (c) shall extend through the one (1) year anniversary of the expiration of the Restricted Period.
8.	Non-Disparagement. Following the termination of employment under this Agreement for any reason, neither you nor the Company nor WIMC shall, directly or indirectly, for yourself or itself, or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:
(a)	Make any statements or announcements or give anyone authority to make any public statements or announcements concerning your termination with the Company, or

(b)	Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of you or the Company or WIMC.

(c)	Nothing in this section shall prevent either party from testifying or responding truthfully to any request for discovery or testimony in any judicial or quasi-judicial proceeding or any government inquiry, investigation or other proceeding.
9.	You acknowledge and agree that you will respect and safeguard the Company’s and WIMC’s property, trade secrets and confidential information. You acknowledge that the Company’s electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company’s business and that such systems and data exchanged or stored thereon are Company property. In the event that you leave the employ of the Company, you will not disclose any Company and WIMC’s trade secrets or confidential information you acquired while an employee of the Company to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner.

10.	If any of WIMC’s financial statements are required to be restated due to errors, omissions, fraud, or misconduct, in each case, occurring after the Effective Date, the Board may, in its sole discretion but acting in good faith, direct that the Company recover all or a portion of any past or future compensation paid by the Company to the employee after the Effective Date from any employee with respect to any WIMC fiscal year for which the financial results are negatively affected by such restatement; provided that, except as otherwise required by applicable law, rules or regulations, the errors, omissions, fraud, or misconduct giving rise to the restatement were made by you, or otherwise under your control and with your knowledge. For purposes of this paragraph, errors, omissions, fraud, or misconduct may include and is not limited to circumstances where WIMC has been required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, as enforced by the SEC, and the Board of Directors has determined in its sole discretion that an employee had knowledge of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of the appropriate

-Page 7-

individuals within the Company or WIMC, or the employee personally and knowingly engaged in practices which materially contributed to the circumstances that enabled a material noncompliance to occur.

11.	Tax Compliance Delay in Payment. If the Company or WIMC reasonably determines that any payment or benefit due under this Agreement, or any other amount that may become due to you after termination of employment, is subject to Section 409A of the Code, and also determines that you are a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, upon your termination of employment for any reason other than death (whether by resignation or otherwise), no amount may be paid to you or on your behalf earlier than six months after the date of your termination of employment (or, if earlier, your death) if such payment would violate the provisions of Section 409A of the Code and the regulations issued thereunder, and payment shall be made, or commence to be made, as the case may be, on the date that is six months and one day after your termination of employment (or, if earlier, one day after your death). For this purpose, you will be considered a “specified employee” if you are employed by an employer, or a subsidiary of a company, that has its stock publicly traded on an established securities market or certain related entities have their stock traded on an established securities market and you are a “key employee”, with the exact meaning of “specified employee”, “key employee” and “publicly traded” defined in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder. Notwithstanding the above, the Company and WIMC hereby retain discretion to make determinations regarding the identification of “specified employees” and to take any necessary corporate action in connection with such determination.

12.	You acknowledge and agree that you have read this letter agreement carefully, have been advised by the Company to consult with an attorney regarding its contents, and that you fully understand the same.

13.	It is agreed and understood that this acceptance letter shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company. This letter agreement will be interpreted under and in accordance with the laws of the State of Minnesota without regard to conflicts of laws. The parties hereto shall first seek to resolve any dispute over the terms and conditions or application of this Agreement through non- binding arbitration pursuant to the rules of the American Arbitration Association (“AAA”). The arbitration will be heard by one arbitrator to be chosen as provided by the rules of the AAA and shall be held in St. Paul, Minnesota. In the event the dispute is not resolved through arbitration, either party may submit the matter to the courts of the State of Minnesota situated in St. Paul, Minnesota. In either case, if you prevail in the dispute, the Company will pay your reasonable fees and costs in connection with the matter (including attorneys’ fees). Whether you have prevailed or not shall be determined by the arbitrator or the court, as the case may, or if the arbitrator or the court declines to determine whether or not you have prevailed, you will be deemed to have prevailed if, in the case of monetary damages you receive in excess of 50% of what you demanded. Notwithstanding the foregoing, in the event

-Page 8-

of a breach or threatened breach of the provisions of section 7-9, the party that is in breach or in threatened breach acknowledges and agrees that the other party will suffer irreparable harm that is not subject to being cured with monetary damages and that the Company shall be entitled to injunctive relief in a state court of the State of Minnesota.

14.	You and the Company intend that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In the event that any provision of this Agreement is determined by you or the Company to not comply with Code Section 409A, the Company shall fully cooperate with you to reform the Agreement to correct such noncompliance to the extent permitted under any guidance, procedure, or other method promulgated by the Internal Revenue Service now or in the future that provides for such correction as a means to avoid or mitigate any taxes, interest, or penalties that would otherwise be incurred by you on account of such non-compliance.

15.	Survival. The provisions of the following Sections shall survive termination or expiration of this Agreement, 4, 6-11 and 13.
END OF PAGE

-Page 9-

If the terms contained within this letter are acceptable, please sign one of the enclosed copies and return it to me in the envelope provided and retain one copy for your records.

Very truly yours, Walter Investment Management Corp.
By:
Its: Chairman and Chief Executive Officer

ACCEPTANCE
I have read the foregoing, have been advised to consult with counsel of my choice concerning the same, and I fully understand the same. I approve and accept the terms set forth above as governing my employment relationship with the Company.
Signature____________________________ Date _____________

-Page 10-

APPENDIX 1
DEFINITIONS
“AAA” shall have the meaning set forth in Section 12 of this Agreement.
“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.
“Annual Bonus” shall have the meaning set forth in Section 2(b) of this Agreement.
“Base Salary” shall have the meaning set forth in Section 2(a) of this Agreement.
“Bonus Payment Date” shall have the meaning set forth in Section 2(b) of this Agreement.
“Bonus Payment Year” shall have the meaning set forth in Section 2(b) of this Agreement.
“Bonus Year” shall have the meaning set forth in Section 2(b) of this Agreement.
“Cause” shall mean (A) conviction of, or plea of guilty or nolo contendere to, a felony arising from any act of fraud, embezzlement or willful dishonesty in relation to the business or affairs of the Company, or (B) conviction of, or plea of guilty or nolo contendere to, any other felony which is materially injurious to the Company or its reputation or which compromises your ability to perform your job function, and/or act as a representative of the Company, or (C) a willful failure to attempt to substantially perform your duties (other than any such failure resulting from your Disability), after a written demand for substantial performance is delivered to the you that specifically identifies the manner in which the Company believes that you have not attempted to substantially perform such duties, and you have failed to remedy the situation, to the extent possible, within fifteen (15) business days of such written notice from the Company or such longer time as may be reasonably required to remedy the situation, but no longer than forty-five (45) calendar days. For purposes of this definition, no act or failure to act on your part shall be considered to be Cause if done, or omitted to be done, by you in good faith and with the reasonable belief that the action or omission was in the best interests of, or were not, in fact, materially detrimental to, the Company or a Company subsidiary. The decision to terminate your employment for Cause, to take other action or to take no action in response to such occurrence shall be in the sole and exclusive discretion of the Board of Directors. If the Board of Directors terminates your employment for Cause, the Company shall deliver written notice of such termination to you, which notice shall include the factual basis for your termination, and such termination shall be effective immediately upon service of such written notice.
“Change of Control” shall mean a change of ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Treas. Reg. 1.409A-3(i)(5).
“Code” shall mean the Internal Revenue Code of 1986, as amended.

-Page 11-

“Code Section 409A” shall have the meaning set forth in Section 13 of this Agreement.
“Company” shall have the meaning set forth in the introductory paragraph to this Agreement.
“Company Businesses” shall have the meaning set forth in the definition of “Competitor.”
“Compensation Committee” shall mean the Compensation and Human Resources Committee of Walter Investment Management Corp.
“Compensation Payment” shall have the meaning set forth in Section 6(a) of this Agreement.
“Competitor” shall mean any business or division or unit of any business which provides, in whole or in part, and in the United States of America, the same or similar services and/or products offered by the Company or WIMC in the Company Businesses. For purposes of this provision, the term “Company Businesses” means any business conducted by the Company or WIMC at the time of the termination of the employee’s employment with the Company.
“Constructive Termination” shall mean, without your written consent: (a) a material failure of the Company to comply with the provisions of this agreement, (b) a material diminution of your position (including status, offices, title and reporting relationships), duties or responsibilities or pay, or (c) the forced relocation of your primary job location more than 50 miles from the Company’s St. Paul, Minnesota location; provided however, that any isolated, insubstantial or inadvertent change, condition, failure or breach described under subsections (a) — (c) above which is not taken in bad faith and is remedied by the Company promptly after the Company’s actual receipt of notice from you as provided in section 6(d) shall not constitute Constructive Termination. For purposes of this Agreement, a material diminution in pay, title or responsibility shall not be deemed to have occurred if: (i) the amount of your bonus fluctuates due to performance considerations under the Company’s or WIMC’s executive incentive plan or other Company or WIMC incentive plan applicable to you and in effect from time to time, (ii) you are transferred to a position of comparable responsibility, status, title, office and compensation within the Company it being further acknowledged and agreed that in the course of aligning WIMC with GTCS business over the twelve month period following the Effective Date, changes may be made to your duties or title and that, so long as such duties, taken as a whole, or title are not materially diminished, the duties and title(s) that you have at the end of this twelve month period shall form the base line for this Agreement or (iii) you experience a reduction in salary that is relatively comparable to reductions imposed upon all senior executives in the Company. To be entitled to severance benefits on the basis of Constructive Termination the event causing Constructive Termination must not be implemented for the purpose of avoiding the restrictions of the Code Section 409A restrictions.
“Developments” shall have the meaning set forth in Section 4 of this Agreement.
“Disability” shall mean (a) your inability or failure to perform your duties hereunder for a period of ninety (90) consecutive days or a total of one hundred twenty (120) days during any twelve (12) month period due to any physical or mental illness or impairment, or (b) a determination by a medical

-Page 12-

doctor chosen by the Company to the effect that you are substantially unable to perform your duties hereunder due to any physical or mental illness or impairment.
“Effective Date” shall have the meaning set forth in the introductory paragraph to this Agreement.
“Involuntary Termination” shall mean your termination from employment due to the independent exercise of unilateral authority by Company to terminate your services, other than due to your implicit or explicit request, where you are willing and able to continue performing services. The determination of whether a termination of employment is involuntary is based on all the facts and circumstances. Any reference in this Agreement to “termination of employment” shall mean “separation from service” within the meaning of Treas. Reg. 1.409A-1(h).
“Prorated Bonus” shall have the meaning set forth in Section 6(a) of this Agreement.
“Restricted Period” shall have the meaning set forth in Section 7 of this Agreement.
“Term” shall have the meaning set forth in the introductory paragraph to this Agreement.
“Vacation Payment” shall have the meaning set forth in Section 6(a) of this Agreement.

-Page 13-

APPENDIX 2
SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS
     This Separation Agreement and General Release of Claims (“Release”) is entered into by and between [Green Tree], and its parent, subsidiaries, predecessors, successors, assigns, affiliates, insurers and related entities, (hereinafter collectively referred to as “Employer”) and ___________________ (hereinafter “Employee”). In consideration for the mutual promises set forth below, Employer and Employee agree as follows:
     1. Employer and Employee are parties to a contract of employment (“Employment Contract”) to which this Release has been attached and incorporated by reference. Employee’s employment with Employer has been terminated and, pursuant to the terms of the Employment Contract, Employee must execute this Release in order to receive the severance set forth in the Employment Contract.
     2. In consideration for the promises and covenants set forth in the Employment Contract and this Release, including, specifically but without limitation, the general release set forth in paragraph 3 below, Employee will be paid [insert the severance set forth in the appropriate subsection of section 6 of the Employment Contract]. Payments to Employee will be made at such times as are set forth in the Employment Contract.
     3. Employee agrees, on behalf of himself, and his heirs, successors in interest and assigns that, except as specifically provided herein, Employee will not file, or cause to be filed, any charges, lawsuits, or other actions of any kind in any forum against Employer and/or its officers, directors, employees, agents, successors and assigns and does hereby further release and discharge Employer and its officers, directors, employees, agents, successors and assigns from any and all claims, causes of action, rights, demands, and obligations of whatever nature kind or character which you may have, known or unknown, against them (including those seeking equitable relief) alleging, without limitation, breach of contract or any tort, legal actions under title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1966, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act of 1938, as amended, the Age Discrimination in Employment Act of 1967, as amended, (the “ADEA”) (except to the extent claims under the ADEA arise after the date on which this Release is signed by Employee), the Americans with Disability Act, the Civil Rights Act of 1991, or any State, Federal, or local law concerning age, race, religion, national origin, handicap, or any other form of discrimination, or any other State, Federal, or common law or regulation relating in any way to, Employee’s employment with the Company or Employee’s separation from the Company, including any and all future claims, except claims arising in connection with rights and obligations under this Release or as specifically provided in paragraph 4 or 6 below. Employee further agrees to waive and release any claim for damages occurring at any time after the date of this Release because of any alleged continuing effect of any alleged acts or omissions involving Employee and/or Employer which occurred on or before the date of this Release.

-Page 14-

     4. Notwithstanding anything contained in this Release to the contrary, the general release set forth in paragraph 3 shall not apply to any claims under any equity, option or other Employer incentive plan or award, which shall be governed by the terms and conditions of such plan(s) or award; nor shall it affect any rights or obligations that Employee or Employer may have pursuant to the [Indemnification Agreement entered into between Employee and Employer].
     5. This Release shall not in any way be construed as an admission by Employer or Employee that they have acted wrongfully with respect to each other or that one party has any rights whatsoever against the other or the other released parties.
     6. Employee and Employer specifically acknowledge the following:
a.	Employee does not release or waive any right or claim which Employee may have which arises after the date of this Release.

b.	In exchange for this general release, Employee acknowledges that Employee has received separate consideration beyond that which Employee is otherwise entitled to under Employer’s policy or applicable law.

c.	Employee is releasing, among other rights, all claims and rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers’ Benefit Protection Act (“OWBPA”), 29 U.S.C. §621, et seq.

d.	Employee has twenty-one (21) days to consider this Release.

e.	Employee has seven (7) days to revoke this Release after acceptance. However, no consideration will be paid until after the revocation of the acceptance period has expired. Additionally, for the revocation to be effective, Employee must give written notice of Employee’s revocation to Employer’s General Counsel.

f.	If Employee is a Minnesota resident, in lieu of clause (e) above, Employee acknowledges and agreed that he or she may rescind this Release by written notice NOT LATER THAN FIFTEEN (15) DAYS from the date of execution of this Release. However, no consideration will be paid until after the revocation of the acceptance period has expired. Additionally, for the revocation to be effective, Employee must give written notice of Employee’s revocation to Employer’s General Counsel.

g.	Employee will resign as an officer and/or director of the Company or any of its affiliates or subsidiaries.

-Page 15-

     7. Should Employee breach any provision of this Release, the Employer’s obligation to continue to pay the consideration set forth herein shall cease and Employer shall have no further obligation to Employee. All other terms and conditions of this Release, including, but not limited to, the general release in paragraph 3 shall remain in full force and effect. Should Employer breach any provision of this Release, the Employee’s obligations hereunder shall cease and Employee shall have no further obligations pursuant to this Release.
     8. Employer and Employee agree that in the event it becomes necessary to enforce any provision of this Release, the prevailing party in such action shall be entitled to recover all their costs and attorneys’ fees, including those associated with appeals.
     9. This Release shall be binding upon Employer, Employee and upon Employee’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Employer and the other released parties and their successors and assigns.
     10. Employee and Employer acknowledge that this Release and the Employment Contract shall be considered as one document and that, except as set forth herein and therein, including without limitation the provisions of paragraphs 4 and 6 of this Release, any and all prior understandings and agreements between the parties to this Release with respect to the subject matter of this Release and/or the Employment Contract are merged into the Employment Contract and this Release, which fully and completely expresses the entire understanding of the parties with respect to the subject matter hereof and thereof.
     11. Should any provision of this Release be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release.
     12. This Release may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

[EMPLOYEE NAME]	[GREEN TREE]

By:

Name Printed:		Title:

Date:		Date:

-Page 16-